Exhibit 99.1

Celebrate Express, Inc. Announces Second Quarter Fiscal 2008 Financial Results

KIRKLAND, WA --(BUSINESS WIRE)—January 3, 2008--Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its second quarter of fiscal 2008 ended November 30, 2007.

Second quarter fiscal 2008 highlights

•	Gross margin for the second quarter of fiscal 2008 increased 290 basis points from the prior year to 53.1%.

•	Revenue from the Costume Express brand for the second quarter of fiscal 2008 increased 45% from the prior year.

•	Fulfillment expenses, consisting of costs associated with our distribution center and customer service operations, decreased 160 basis points from the prior year to 10.4% of net sales.

•	229,000 new customers were added to the database during the second quarter of fiscal 2008, bringing the total customer file to 3.8 million at November 30, 2007.

Celebrate Express reported net sales of $31.3 million in the second quarter of fiscal 2008, an increase of 10% from net sales of $28.5 million during the same period last year. Income from operations in the second quarter of fiscal 2008 was $407,000, an increase of 22% over the second quarter of fiscal 2007. Net income for the second quarter of fiscal 2008 was $430,000, or $0.05 per diluted share, compared with net income of $568,000, or $0.07 per diluted share, in the second quarter of fiscal 2007. Weighted average diluted shares outstanding were 8.0 million for both the second quarter of fiscal 2008 and the second quarter of fiscal 2007.

Kevin Green, chief executive officer of Celebrate Express stated, “We aggressively pursued the Halloween seasonal business in the second quarter as a vehicle to expand consumer awareness across all of our brands, to expand market share in what was a very competitive Halloween season and to build our customer file, not only in preparation for the Halloween season next year but to support our Birthday Express brand contact strategies throughout the year. The cross-promotion of the new Costume Express customers to the Birthday Express brand began in January. This will partially offset the circulation we’ve been able to trim in the Birthday Express brand due to higher postage costs and combined with our ability to identify and eliminate unprofitable customer and prospect mailing segments.”

The change in revenue for the second quarter of fiscal 2008 from the prior year was due in part to an increase in Costume Express brand net sales, which were up from the second quarter of the prior year by 45%. This increase was primarily due to an 80% increase in catalog circulation. The increase in Costume Express brand net sales was offset by a decrease in Birthday Express brand net sales of 14% due in part to a decrease in catalog circulation of 21% from the prior year.

Mr. Green continued, “We are pleased we were able to increase gross margins and reduce fulfillment expense ratios while managing through the late season spike in sales that most retailers of Halloween products experienced this year. Unfortunately, that sharp, late season spike in sales resulted in a temporary shipping backlog that did create a disappointing shopping experience for some customers. Our new Warehouse Management System, the first such system to be deployed at Celebrate Express, was launched in December, which historically has represented a period of lower sales volume for the Company. We anticipate this will help streamline our warehouse processes going forward and in turn create an improved customer experience. Approximately nine months have passed since we ended the process of exploring strategic alternatives to focus on building the business. In this period, we have focused on filling out the management team and initiating the systems work necessary to develop a solid foundation to support strong, consistent customer service. We believe this approach, while it pressures short term results, will go a longer way to creating the broad, positive word-of-mouth advertising so critical to our business.”

During the second quarter of fiscal 2008, the Company attracted approximately 229,000 new customers, bringing the total customer database to 3.8 million customers. This represents growth of 18% from the end of the second quarter of fiscal 2007 and continued strong customer acquisition. Net sales per order were $68.41 in the second quarter of 2008, compared with $72.65 in the same quarter last year. Revenue from our repeat customers represented approximately 46% of revenue during the second quarter of fiscal 2008 which was the same as the prior year. Orders taken over the Company’s website increased to approximately 81% of total orders in the quarter just ended, up from approximately 73% in the same quarter of the prior year, helping to create efficiencies in customer service operations. Mr. Green stated “In an evergreen business such as ours, where new kids are born every year, prospecting for new customers is mission critical. Our investments in new customer acquisition via the multiple catalog and online contact opportunities available to us will position us well for the future.”

Gross margin increased to 53.1% of net sales during the quarter just ended from 50.2% in the same quarter of the prior year. The year-over-year improvement in gross margin percentage was driven by increases in our merchandise margin due to improved sourcing opportunities, including volume discounts. We remain focused on further sourcing opportunities to continue improving upon margins across all of our brands.

Fulfillment costs decreased to 10.4% of net sales during the second quarter of fiscal 2008, compared with 12.0% during the same quarter last year. This quarter-over-quarter decrease was due to a continued reduction in distribution center and customer service labor costs as a percentage of revenue. These reductions were driven by continued operational process improvements, as well as the increase in web orders as a percentage of total revenue. The Company reduced fulfillment labor and related costs by 5% from the same quarter last year, while shipping 16% more orders. The Company shipped 453,000 orders in the second quarter of fiscal 2008.

Selling and marketing expenses increased to 31.0% of net sales during the quarter just ended, compared with 27.2% of net sales in the same quarter last year. The increase as a percentage of net sales for the quarter was driven by multiple factors: increased online search fees due to higher website traffic, the increase in catalog postage rates and generally lower than anticipated response rates, partially related to an increase in prospecting circulation.

General and administrative costs were $3.3 million in the quarter just ended, up from $2.8 million in the same quarter last year, due primarily to increased bad debt related to our deferred billing program, merchant fees, and systems-related consulting fees.

Other income declined to $482,000 in the six months ended November 30, 2007, compared with other income of $810,000 in the six months ended November 30, 2006. This change is due to a reduction in interest income resulting from a decrease in the cash balance. The reduction in cash is largely due to the approximately $9.9 million dividend paid in April 2007.

The Company’s net cash used in investing activities, which represented payments for purchases of fixed assets, was $2.2 million for the six months ended November 30, 2007. These capital expenditures include

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our new warehouse management system, data center improvements and Costume Express and other website enhancements.

Mr. Green concluded, “Since we ended the process of exploring strategic alternatives in March 2007, we’ve taken a very aggressive approach to putting in place the infrastructure necessary to support entering fiscal 2009 strongly. This includes accepting the investments and short term bumps and bruises that come with taking on so much at once. Projects underway in addition to the Warehouse Management System and PCI and SOX compliance work include our first Christmas season test, a new data center, a new phone system, a new customer database and developing an implementation plan for our next generation website which, pending finalization and board approval, will be deployed in phases throughout fiscal 2009. As those investments come on line, we will increasingly leverage our core assets, which include but may not be limited to our robust customer file; our strong brand awareness; a new, talented and experienced management team just reaching its stride; our strong balance sheet; our product bank; and our portfolio of valuable licenses.”

Conference Call

Company management will be holding a conference call to discuss financial results for its second quarter of fiscal year 2008 on Friday, January 4, 2008 at 8:30 a.m. ET/ 5:30 a.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-713-8563 and entering password 80327576. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 27566754.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2007, which we expect to file on or before January 11, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Celebrate Express, Inc.

Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.

CONTACT: Celebrate Express, Inc.

Evelyn Mackey (Investor Relations), 425-250-1064 x186

Invest@celebrateexpress.com

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